Exhibit 99.1

BitNile Holdings to Launch Bitcoin Lending Platform Through Its Digital Power Lending Subsidiary

Company Expects to Fund Platform with $100 Million of Bitcoin Through Licensed Lender

Las Vegas, NV, April 21, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) today announced that it plans to fund up to $100 million in commercial loans to small, publicly traded companies, secured by Bitcoin, through its subsidiary, Digital Power Lending, LLC (“DP Lending” California Financing Law License 60 DBO77905).

During 2022, BitNile plans to significantly expand its Bitcoin mining production capacity, growing its number of Bitcoin miners to 20,600, representing an expected mining production capacity of approximately 2.24 exahashes per second. The Company plans to hold up to $100 million of self-mined Bitcoin in reserve to back the expansion of commercial loans to be offered through a new lending platform known as Ault Lending (the “Platform”), powered by DP Lending. The funding of the Platform is expected to occur over an approximate two-year period. The Company reported revenue from lending and trading activities at DP Lending of approximately $17 million for the year ended December 31, 2021 and DP Lending ended the year with total assets of approximately $100 million.

The Platform is designed to lend to publicly traded companies under $250 million in market capitalization. The Platform is designed to use Bitcoin layer three technology to offer “smart contracts” to participating companies and is also expected to allow participating companies to borrow against their Bitcoin holdings. Layer three protocols, commonly known as application layers, consist of the protocols that allow applications to run on blockchains. Smart contracts are simply programs stored on a blockchain that run when predetermined conditions are met.

DP Lending plans to partner with Earnity Inc. (“Earnity”) to build out layer three technologies. “We look forward to partnering with DP Lending to enable businesses to secure a variety of liquidity opportunities with crypto and fiat assets,” said Dan Schatt, co-founder and CEO of Earnity. “Businesses have a variety of treasury, cash management and custody needs that can be met with virtual currencies and decentralized finance platforms, and we look forward to providing a roadmap that can successfully support these institutions.”

The Company expects the loans to range from $1 million to $25 million. Micro-cap and small-cap market borrowers typically have very limited access to new capital funding from traditional fiat currency-based sources. The Company’s goal is to provide a Bitcoin-backed lender to fund these public companies in a unique way by leveraging today’s DeFi technology and the growing acceptance of Bitcoin worldwide. The lending program will allow the borrower to repay a loan using various methods including cash, Bitcoin, or, in the case of convertible promissory notes, common stock of the borrower. The Platform, which expects to announce other partners, including other financial lenders and banks, will initially be funded from Bitcoin mined from the mining operations of BitNile. The Company will hold the Bitcoin on deposit, and anticipates to incrementally extend this opportunity, to other owners of Bitcoin by depositing their Bitcoin with DP Lending, thus increasing greatly the availability of funding to the micro-cap and small-cap market. The Company anticipates the program to commence in May 2022. The Company notes its current lending platform has been operational for over four years.

Traditional banks are required to hold a certain amount of cash reserves; while DP Lending is not a bank, but a licensed lender, it plans to use Bitcoin as reserves on its balance sheet. The Company’s objective is to allocate a total of $250 million in capital to DP Lending, including the $100 million in Bitcoin. The Company’s plans to hold Bitcoin provides a potential benefit if the long-term value of Bitcoin increases.

The Company’s Founder and Executive Chairman, Milton “Todd” Ault, III said, “This is the Company’s first opportunity to expand the lending program around Bitcoin and I am pleased that the lending platform of our licensed financial lender will be offering Bitcoin-backed loans to small public companies. We believe the Platform is truly innovative and believe DP Lending is the first financial company, lender or institution that we know of to provide Bitcoin-backed lending on a commercial basis or leverage DeFi technology to uniquely target capitalization assistance to small public companies.” Ault explained, “From my many years of financing companies, I know all too well the challenges faced by these aspiring entrepreneurs and employers. It strikes me as a natural progression of the Company and its subsidiaries to join to provide a new unique source of capitalization and to assist in their growth while creating a new revenue stream in a very positive and mutually beneficial way.”

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235